Exhibit 99.1

Sitio Royalties REPORTS fourth QUARTER and full year 2022 OPERATIONAL AND FINANCIAL RESULTS, recent developments and provides full year 2023 guidance record high AVERAGE quarterly PRODUCTION VOLUME OF 18,925 BOE/D; pro forma average quarterly production volume of 34,424 boe/d, including Brigham minerals volumes for the entire quarter

DECLARED $0.60 DIVIDEND PER SHARE OF CLASS A COMMON STOCK for fourth quarter 2022, representing a 9.9% annualized yield based on Sitio's closing share price of $24.23 on March 7, 2023 closed all-stock merger with brigham minerals in december 2022 increased Net royalty acres by 147% relative to year end 2021, representing an approximate 155,000 net royalty acre increase via seven M&A transactions, including two corporate mergers

Issued full year 2023 financial and operational guidance, increasing the midpoint of production guidance by approximately 6% to 35,500 Boe/d(1)

in february 2023, closed on a new revolving credit facility with $750 million of elected commitments, triggering a 75 basis point reduction in the interest rate of Sitio's senior unsecured notes

DENVER, Colorado—March 8, 2023— Sitio Royalties Corp. (NYSE: STR) (“Sitio”, "STR" or the “Company”) today announced operational and financial results for the quarter ended December 31, 2022.

FOURTH QUARTER 2022 OPERATIONAL AND FINANCIAL HIGHLIGHTS

•
Average daily production volume of 18,925 barrels of oil equivalent per day ("Boe/d"), (51% oil), up 5% sequentially from 3Q 2022; Pro forma average daily production volume of 34,424 Boe/d, including Brigham Minerals volumes for the entire 4Q 2022
•
Net income of $4.6 million, down 93% sequentially from 3Q 2022 primarily due to increased one-time transaction expenses related to the Brigham Minerals merger and lower revenues as a result of decreased commodity prices
•
Adjusted EBITDA of $93.1 million(2), down 12% sequentially from 3Q 2022, principally due to a 17% reduction in realized unhedged prices per Boe
•
Pro forma Adjusted EBITDA of $169.5 million including Brigham Minerals results for full 4Q 2022
•
Declared 4Q 2022 dividend of $0.60 per share of Class A Common Stock; implied annualized dividend yield of 9.9% based on Sitio's Class A Common Stock closing price of $24.23 on March 7, 2022
•
239.9 net producing wells online as of December 31, 2022, a sequential increase of 108.8 net wells, or 83.0% from 3Q 2022 , primarily driven by assets acquired from Brigham Minerals(3)
•
7.3 pro forma net wells turned-in-line ("TIL") during 4Q 2022, approximately 74% and 21% of which were in the Permian Basin and DJ Basin, respectively
•
47.9 net line-of-sight ("LOS") wells as of December 31, 2022, comprised of 31.1 net spuds and 16.8 net permits, with approximately 84% and 8% of total net LOS wells in the Permian Basin and DJ Basin, respectively
•
Closed on the merger with Brigham Minerals, Inc. ("Brigham Minerals" and such merger, the “Brigham Merger”) in an at-market, all-stock transaction on December 29, 2022
•
In December 2022, made first quarterly amortization payment of $11.3 million on senior unsecured notes, reducing principal from $450.0 million to approximately $438.8 million

RECENT DEVELOPMENTS

•
In February 2023, closed on a new revolving credit facility with $750.0 million of elected commitments from a 15-member lender group, triggering a permanent 75 basis point reduction in the interest rate on $438.8 million senior unsecured notes

4Q 2022 AND SECOND HALF 2022 RESULTS RELATIVE TO SECOND HALF 2022 GUIDANCE

In August of 2022, before the Brigham Merger was announced, Sitio provided financial and operational guidance for the second half 2022. Fourth quarter 2022 and second half 2022 results relative to that guidance are shown in the table below and exclude 3 days of post-closing results from Brigham Minerals.

2H 2022 Guidance Metric	4Q 2022 Results (4)	2H 2022 Results (4)	2H 2022 Guidance
Average daily production (Boe/d)	18,457	18,204	18,000 – 19,000
Average daily production (% oil)	51%	51%	50% – 53%
Gathering and transportation ($/Boe)	$1.18	$1.25	$1.15 – $1.65
Cash G&A ($ in millions)	$4.0	$8.6	$15.0-$16.5(annual)
Production taxes (% of royalty revenue)	8%	7%	7% – 9%
Cash tax rate (% of pre-tax income)	0%	2%	2% – 4%

(1) Previously issued guidance on November 8, 2022 was on a pro forma combined basis for the Brigham Minerals merger and for the twelve months ending June 30, 2023

(2) For definitions of non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures, please see “Non-GAAP financial measures.”

(3) 2Q 2022 net producing wells online included interests acquired from Momentum Minerals, which closed in July of 2022.

(4) Excludes 3 days of results attributable to Brigham Minerals because the Brigham Merger closed on December 29, 2022; Cash taxes of approximately $0.5 million for the three months ended December 31, 2022 were paid in January of 2022

4Q 2022 AND SECOND HALF 2022 PRO FORMA COMBINED RESULTS RELATIVE TO GUIDANCE FOR TWELVE MONTHS ENDING JUNE 30, 2023

In November of 2022, Sitio provided financial and operational guidance for the twelve months ending June 30, 2023 on a pro forma basis as if Sitio and Brigham were combined from July 1, 2022 through June 30, 2023. Pro forma fourth quarter 2022 and second half 2022 results relative to that guidance are shown in the table below.

Pro Forma Guidance Metric for Twelve Months Ending June 30, 2023	Pro Forma 4Q 2022 Results	Pro Forma 2H 2022 Results	Guidance for Twelve Months Ending June 30, 2023
Average daily production (Boe/d)	34,424	33,707	32,750 - 34,250
Average daily production (% oil)	51%	51%	49% – 51%
Gathering and transportation ($/Boe)	$1.52	$1.61	$1.25 – $1.75
Cash G&A ($ in millions)	N/A	N/A	$22.0-$23.0(annual)
Production taxes (% of royalty revenue)	7%	7%	6% – 8%
Cash tax rate (% of pre-tax income)	N/A	N/A	10% – 12%

Chris Conoscenti, Chief Executive Officer of Sitio commented, “During the fourth quarter we continued to advance Sitio’s strategy of identifying and executing on opportunities for large scale, high-quality mineral and royalty consolidation. Our acquisition of Brigham was the largest public transaction in the minerals sector and added over 86,000 NRAs to our platform. With this addition, Sitio currently owns more than 260,000 NRAs and has a gross unit acreage footprint that covers roughly a third of the Midland and Delaware Basins.
The Sitio and Brigham assets performed well on a pro forma combined basis for the entire fourth quarter, producing 34,424 Boe/d and generating Pro Forma Adjusted EBITDA of $169 million, which was a major driver of our 4Q 2022 dividend declaration of $0.60 per Class A share. We are initiating our full year 2023 production guidance range of 34,000 - 37,000 Boe/d, which accounts for the tailwinds from 47.9 line-of-sight wells on our acreage and the headwinds from the continued capital discipline we're seeing by public E&P operators. In line with our focus on fiscal and operational discipline, we are focused on lowering our G&A expenses, reducing our reliance on third party vendors and improving the quality of our data. We continue to evaluate additional mineral and royalty acquisitions, but remain focused on our underwriting discipline given current market conditions. Of note, we saw similar conditions in late 2019 and throughout 2020 when many mineral owners transacted with others at valuations that would have translated into single digit rates of return for us. We responded then the same way we are responding now - by applying our free cash flow to debt repayment and our time to further enhancing our data management capabilities.”

OPERATOR ACTIVITY AND MERGERS AND ACQUISITIONS UPDATE

During the fourth quarter of 2022, the Company estimates that there were 7.3 pro forma net wells turned-in-line and that as of December 31, 2022, there were 47.9 net LOS wells comprised of 31.1 net spuds and 16.8 net permits on the Company's acreage. Fourth quarter 2022 daily production volume averaged 18,925 Boe/d (51% oil), which included 3 days of production from assets acquired from Brigham Minerals. Sitio's fourth quarter 2022 daily production volume averaged 18,457 Boe/d (51% oil), excluding 3 days of production from the assets acquired from Brigham Minerals. Pro forma for a full quarter of production from Brigham Minerals, fourth quarter 2022 average daily production was 34,424 Boe/d (51% oil).

On December 29, 2022, Sitio completed its all-stock merger with Brigham Minerals. The transaction formed one of the largest publicly traded oil and gas mineral and royalty companies, increased Sitio's NRAs by 50% to over 260,000 NRAs and enhanced public float nearly sixfold. Additionally, 14 former Brigham Minerals employees joined the Sitio workforce and 4 former Brigham Minerals directors joined Sitio's board of directors, which currently consists of 9 total directors.

The following table summarizes Sitio's net average daily production, net wells and net royalty acres by area:

	Delaware	Midland	DJ	Eagle Ford	Appalachia	Anadarko	Williston	Total
Average Daily Production (Boe/d) for the three months ended December 31, 2022
As reported	11,654	3,654	118	2,548	892	37	22	18,925
% Oil	49%	67%	37%	57%	2%	29%	64%	51%
Pro forma (1)	17,912	7,396	3,813	2,548	892	1,156	707	34,424
% Oil	51%	66%	38%	57%	2%	28%	63%	51%

Net Well Activity (normalized to 5,000' laterals)(2)
Net wells online as of December 31, 2022	104.6	44.5	35.1	33.6	3.5	9.7	8.9	239.9

Pro forma net wells TIL for the three months ended December 31, 2022	3.3	2.1	1.6	0.2	—	—	0.1	7.3

Spuds	11.9	14.1	2.8	1.6	—	0.2	0.5	31.1
Permits	10.5	3.7	1.2	0.7	—	—	0.7	16.8
Net LOS wells as of December 31, 2022	22.4	17.8	4.0	2.3	—	0.2	1.2	47.9

Net Royalty Acres (normalized to 1/8th royalty equivalent)
September 30, 2022	110,300	29,500	—	21,500	12,500	—	—	173,800
December 31, 2022	140,596	42,881	24,934	21,595	12,536	9,860	8,205	260,607
NRA Increase since September 30, 2022	30,296	13,381	24,934	95	36	9,860	8,205	86,807

(1) Includes volumes from Brigham Minerals for the full three months ended December 31, 2022.

(2) All well counts give pro forma effect to all acquisitions completed in the quarter, including the Brigham Minerals merger

FINANCIAL UPDATE

Sitio's fourth quarter 2022 average unhedged realized prices including all expected quality, transportation and demand adjustments were $81.84 per barrel of oil, $4.33 per Mcf of natural gas and $26.44 per barrel of natural gas liquids, for a total equivalent price of $54.68 per barrel of oil equivalent. During the fourth quarter, the Company received $4.7 million in net cash settlements for commodity derivative and interest rate swap contracts and as a result, average hedged realized prices were $87.21 per barrel of oil, $4.35 per Mcf of natural gas and $26.44 per barrel of natural gas liquids, for a total equivalent price of $57.48 per barrel of oil equivalent. This represents a $9.88 per barrel of oil equivalent, or a 15% decrease relative to hedged realized prices for the three months ended September 30, 2022.

Consolidated net income for the fourth quarter of 2022 was $4.6 million, a decrease of 93% relative to the third quarter of 2022. The decrease in consolidated net income was impacted primarily by a $15.5 million decrease in revenues largely as a result of lower commodity prices, $19.0 million of non-cash net hedging losses, $5.2 million of increased depreciation, depletion and amortization due to higher production and increased general and administrative expenses of $4.8 million, which were driven primarily by $9.9 million of one-time transaction costs and $4.3 million of non-cash share-based compensation. For the three months ended December 31, 2022, Adjusted EBITDA was $93.1 million, down 12% from the three months ended September 30, 2022 primarily due to lower commodity prices.

As of December 31, 2022, the Company had $948.9 million principal value of total debt (comprised of $250.0 million drawn on the legacy Sitio revolving credit facility, $260.0 million on the legacy Brigham revolving credit facility and $438.8 million of senior unsecured notes) and liquidity of $98.8 million, including $18.8 million of cash on hand and a combined borrowing base of $590.0 million on the legacy Sitio and Brigham credit facilities, which both remained in place upon closing of the Brigham Merger closing at year end 2022. On December 31, 2022, Sitio made its first quarterly amortization payment of $11.3 million at par value on its senior unsecured notes, reducing the principal from $450.0 million to $438.8 million.

In February of 2023, Sitio closed on a new revolving credit facility with elected commitments of $750.0 million from 15 lenders with a maturity date of June 30, 2027. Upon closing, Sitio fully repaid borrowings on and retired both Sitio's and Brigham's legacy revolving credit facilities. As of March 3, 2023, Sitio had $845.8 million principal value of total debt (comprised of $407.0 million drawn on Sitio's new revolving credit facility and $438.8 million of senior unsecured notes) and liquidity of $345.0 million, including $2.0 million of cash on hand.

In November of 2022, the Company entered into a 3-month Secured Overnight Financing Rate ("SOFR") fixed rate swap of 4.652% for an initial $225.0 million notional amount, which amortizes by $5.6 million per quarter and is effective from November 15, 2022 through December 29, 2023. Sitio did not add any new commodity hedges during the fourth quarter of 2022 and a summary of remaining commodity hedges as of January 1, 2023 is included in the table below.

	Oil (NYMEX WTI)
	2023	2024	1H25
Swaps
Bbl per day	3,050	3,300	1,100
Average price ($/Bbl)	$93.71	$82.66	$74.65
Collars
Bbl per day	—	—	2,000
Average call ($/Bbl)	—	—	$93.20
Average put ($/Bbl)	—	—	$60.00
	Gas (NYMEX Henry Hub)
	2023	2024	1H25
Swaps
MMBtu per day	500	500	—
Average price ($/MMBtu)	$3.83	$3.41	—
Collars
MMBtu per day	8,500	11,400	11,600
Average call ($/MMBtu)	$7.93	$7.24	$10.34
Average put ($/MMBtu)	$4.82	$4.00	$3.31

2022 YEAR END PROVED RESERVES

Estimated 2022 year end proved reserves of 79,989 MBOE attributable to Sitio's interests in its underlying acreage are based on a reserve report prepared by the independent petroleum engineering firm of Cawley, Gillespie & Associates, Inc. in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. Of these reserves, approximately 81% were classified as proved developed reserves and 19% were classified as proved undeveloped (“PUD”) reserves. PUD reserves for Sitio included in these estimates relate solely to wells that were spud but not yet producing in as of December 31, 2022. The largest driver of year-over-year changes to reserves was the acquired royalty and mineral interests of 23,025 MBbls of oil, 110,718 MMcf of gas, and 12,183 MBbls of NGLs, which were acquired over multiple transactions during 2022. The following table sets forth information regarding the Company’s net ownership interest in estimated quantities of proved developed and undeveloped oil and natural gas quantities and the changes therein for each of the periods presented.

	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Balance as of December 31, 2021	11,844	46,343	5,023	24,592
Revisions	(231)	2,926	1,093	1,349
Extensions	3,280	8,986	1,160	5,938
Acquisition of reserves	23,025	110,718	12,183	53,660
Production	(2,861)	(9,531)	(1,100)	(5,550)
Balance as of December 31, 2022	35,057	159,442	18,359	79,989

Proved developed and undeveloped reserves:	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Developed as of December 31, 2021	9,285	40,747	4,417	20,494
Undeveloped as of December 31, 2021	2,559	5,596	606	4,098
Balance at December 31, 2021	11,844	46,343	5,023	24,592

Developed as of December 31, 2022	27,407	133,489	15,169	64,824
Undeveloped as of December 31, 2022	7,650	25,953	3,190	15,165
Balance at December 31, 2022	35,057	159,442	18,359	79,989

2023 FULL YEAR GUIDANCE

The table below includes Sitio's guidance for full year 2023. The average daily production guidance range midpoint of 35,500 Boe/d is an increase of approximately 6% relative to the production guidance range that was issued on November 8, 2022 assuming that all four quarters in guidance have constant production.

Full Year 2023 Guidance	Low	High
Average Daily Production
Average daily production (Boe/d)	34,000	37,000
Average daily production (% oil)	49%	51%

Revenue Deductions, Expenses and Taxes
Gathering and transportation ($/Boe)	$1.25	$1.75
Cash G&A ($ in millions)	$25.0	$27.0
Production taxes (% of royalty revenue)	6%	8%
Cash tax rate (% of pre-tax income)	11%	13%

FOURTH QUARTER 2022 CASH DIVIDEND

The Company's Board of Directors declared a cash dividend of $0.60 per share of Class A Common Stock with respect to the fourth quarter of 2022. The dividend is payable on March 31, 2023 to the stockholders of record at the close of business on March 17, 2023.

FOURTH QUARTER 2022 EARNINGS CONFERENCE CALL

Sitio will host a conference call at 8:30 a.m. Eastern on Thursday, March 9, 2023 to discuss its fourth quarter 2022 operating and financial results. Participants can access the call by dialing 1-844-200-6205 in the United States or 1-929-526-1599 in other locations with access code 853610 or via webcast at https://events.q4inc.com/attendee/999076820. Participants can also pre-register for the event by going to the following link: https://www.netroadshow.com/events/login?show=9f2caf8c&confId=46589. The conference call, live webcast and archive of the call can also be accessed through the Investor Relations section of Sitio’s website at www.sitio.com.

UPCOMING INVESTOR CONFERENCES

Members of Sitio's management team will be attending the Piper Sandler 23rd Annual Energy Conference from March 21 – 22, 2023, World Oilman's Mineral & Royalty Conference from April 10 – 11, 2023, Barclays Leveraged Finance Conference from May 22 – 24, 2023 and RBC Global Energy, Power & Infrastructure Conference from June 6 – 7, 2023. Presentation materials associated with these events will be accessible through the Investor Relations section of Sitio's website at www.sitio.com.

FINANCIAL RESULTS

Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Production Data:
Crude oil (MBbls)	892	478	2,861	1,261
Natural gas (MMcf)	3,049	1,502	9,531	4,746
NGLs (MBbls)	341	179	1,100	499
Total (MBoe)(6:1)	1,741	907	5,550	2,551
Average daily production (Boe/d)(6:1)	18,925	9,860	15,204	6,989
Average Realized Prices:
Crude oil (per Bbl)	$81.84	$74.92	$93.05	$67.29
Natural gas (per Mcf)	$4.33	$4.01	$5.50	$3.61
NGLs (per Bbl)	$26.44	$41.98	$33.51	$33.22
Combined (per Boe)	$54.68	$54.38	$64.05	$46.47
Average Realized Prices After Effects of Derivative Settlements:
Crude oil (per Bbl)	$87.21	$74.92	$95.65	$67.29
Natural gas (per Mcf)	$4.35	$4.01	$5.46	$3.61
NGLs (per Bbl)	$26.44	$41.98	$33.51	$33.22
Combined (per Boe)	$57.48	$54.38	$65.33	$46.47

Selected Expense Metrics

	Three Months Ended December 31,	Year Ended December 31,
	2022	2022
Severance and ad valorem taxes	7.9%	7.2%
Depreciation, depletion and amortization ($/Boe)	$21.37	$18.83
General and administrative ($/Boe)	$10.44	$7.62
Cash general and administrative ($/Boe)	$2.27	$2.73
Interest expense, net ($/Boe)	$10.00	$6.40

Consolidated Balance Sheets

(In thousands except par and share amounts)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$18,818	$12,379
Accrued revenue and accounts receivable, net	142,010	36,202
Prepaid assets	12,489	235
Derivative asset	18,874	—
Total current assets	192,191	48,816
Property and equipment
Oil and natural gas properties, successful efforts method:
Unproved properties	3,244,436	817,873
Proved properties	1,926,214	447,369
Other property and equipment	3,421	8,187
Accumulated depreciation, depletion and amortization	(223,214)	(121,536)
Net oil and gas properties and other property and equipment	4,950,857	1,151,893
Other long-term assets
Long-term derivative asset	13,379	—
Deferred financing costs	7,082	2,145
Operating lease right-of-use asset	5,679	—
Other long-term assets	1,714	—
Total long-term assets	27,854	2,145
TOTAL ASSETS	$5,170,902	$1,202,854
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$21,899	$4,140
Due to affiliates	—	442
Warrant liability	2,950	—
Operating lease liability	1,563	—
Total current liabilities	26,412	4,582
Long-term liabilities
Long-term debt	938,896	134,000
Deferred tax liability	313,607	—
Deferred rent	—	1,129
Non-current operating lease liability	5,303	—
Other long-term liabilities	89	—
Total long-term liabilities	1,257,895	135,129

Total liabilities	1,284,307	139,711
Equity	—	—
Class A Common Stock, par value $0.0001 per share; 240,000,000 shares authorized; 80,171,951 and 0 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	8	—
Class C Common Stock, par value $0.0001 per share; 120,000,000 shares authorized; 74,347,005 and 0 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	7	—
Additional paid-in capital	1,750,640	—
Accumulated deficit	(9,203)	—
Treasury Shares, 633,005 and 0 shares at December 31, 2022 and 2021, respectively	(19,085)
Partners’ Capital	—	560,622
Noncontrolling interest	2,164,228	502,521
Total equity	3,886,595	1,063,143
TOTAL LIABILITIES AND EQUITY	$5,170,902	$1,202,854

Consolidated Statements of Income

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Oil, natural gas and natural gas liquids revenues	$95,211	$49,327	$355,430	$118,548
Lease bonus and other income	4,737	833	14,182	2,040
Total revenues	99,948	50,160	369,612	120,588

Operating expenses:
Management fees to affiliates	—	1,870	3,241	7,480
Depreciation, depletion and amortization	37,209	12,292	104,511	40,906
General and administrative	18,182	1,911	42,225	4,143
General and administrative - affiliates	—	3,952	74	8,855
Severance and ad valorem taxes	7,553	2,168	25,572	6,934
Deferred offering costs write off	—	2,396	—	2,396
Total operating expenses	62,944	24,589	175,623	70,714

Net income from operations	37,004	25,571	193,989	49,874

Other expense:
Interest expense, net	(17,403)	(1,093)	(35,499)	(1,893)
Change in fair value of warrant liability	(180)	—	3,662	—
Loss on extinguishment of debt	—	—	(11,487)	—
Commodity derivatives gains (losses)	(14,471)	—	39,037	—
Interest rate derivatives gains	110	—	110	—
Income before income tax expense	5,060	24,478	189,812	47,981

Income tax expense	(475)	(253)	(5,681)	(486)

Net income	4,585	24,225	184,131	47,495
Net income attributable to Predecessor	—	(24,225)	(78,104)	(47,495)
Net income attributable to temporary equity	(4,234)	—	(90,377)	—
Net loss attributable to noncontrolling interest	51	—	51	—
Net income attributable to Class A stockholders	$402	$—	$15,701	$—

Net income per Class A common share
Basic	$0.01	—	$1.10	—
Diluted	$0.01	—	$1.10	—

Weighted average Class A common shares outstanding
Basic	15,056	—	13,723	—
Diluted	15,056	—	13,723	—

Consolidated Statements of Cash Flow

(In thousands)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$184,131	$47,495
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	104,511	40,906
Amortization and write off of deferred financing costs and long-term debt discount	6,546	440
Share-based compensation	9,250	—
Change in fair value of warrant liability	(3,662)	—
Loss on extinguishment of debt	11,487	—
Commodity derivative gains	(39,037)	—
Interest rate derivative gains	(110)	—
Net cash received for commodity derivative settlements	7,104	—
Net cash paid for interest rate derivative settlements	(209)	—
Deferred tax expense	1,631	—
Deferred offering costs write off	—	2,396
Change in operating assets and liabilities:
Accrued revenue and accounts receivable, net	(25,313)	(27,697)
Other prepaid assets	(616)	(97)
Other long-term assets	(3,652)	—
Accrued expenses and other liabilities	(88,558)	1,673
Due to affiliates	(380)	325
Other long-term liabilities	1,837	488
Net cash provided by operating activities	164,960	65,929

Cash flows from investing activities:
Acquisition of Falcon, net of cash	4,484	—
Acquisition of Brigham, net of cash	11,054	—
Predecessor cash not contributed in the Falcon Merger	(15,228)	—
Purchases of oil and gas properties	(557,569)	(38,470)
Proceeds from sales of oil and gas properties	—	(137)
Purchases of other property and equipment	(840)	(136)
Net cash used in investing activities	(558,099)	(38,743)

Cash flows from financing activities:
Borrowings on credit facilities	348,895	147,000
Repayments on credit facilities	(209,000)	(46,500)
Borrowings on Bridge Loan Facility	425,000	—
Repayments on Bridge Loan Facility	(425,000)	—
Bridge Loan Facility issuance costs	(15,406)	—
Borrowings on 2026 Senior Notes	444,500	—
Repayments on 2026 Senior Notes	(11,250)	—
2026 Senior Notes issuance costs	(4,451)	—
Issuance of equity in consolidated subsidiary	—	1,467
Capital contributions	—	8,000
Distributions to partners	—	(67,500)
Distributions to noncontrolling interest	(13,318)	(60,882)
Dividends paid to Class A stockholders	(18,165)	—
Distribution paid to Temporary Equity	(115,375)	—
Dividend equivalent rights paid	(579)	—
Payments of deferred financing costs	(5,032)	(1,588)
Deferred initial public offering costs	(61)	(2,335)
Other	(1,180)	—
Net cash provided by (used in) financing activities	399,578	(22,338)

Net change in cash and cash equivalents	6,439	4,848
Cash and cash equivalents, beginning of year	12,379	7,531
Cash and cash equivalents, end of year	$18,818	$12,379

Non-GAAP financial measures

Adjusted EBITDA, Pro Forma Adjusted EBITDA, Discretionary Cash Flow, Pro Forma Discretionary Cash Flow and Cash G&A are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets and their ability to sustain dividends over the long term without regard to financing methods, capital structure or historical cost basis.

We define Adjusted EBITDA as net income (loss) plus (a) interest expense, (b) provisions for taxes, (c) depreciation, depletion and amortization, (d) non-cash share-based compensation expense, (e) impairment of oil and natural gas properties, (f) gains or losses on unsettled derivative instruments, (g) change in fair value of the warrant liability, (h) write off of deferred offering costs, (i) management fee to affiliates, (j) loss on debt extinguishment (k) one-time transaction costs and (l) write off of financing costs. Adjusted EBITDA is not a measure determined by accounting principles generally accepted in the United States of America (“GAAP”).

We define Discretionary Cash Flow as Adjusted EBITDA, less cash interest expense and cash taxes.

We define Cash G&A as general and administrative expense less (a) non-cash share-based compensation expense (b) one-time transaction costs and (c) write off of financing costs.

These non-GAAP financial measures do not represent and should not be considered an alternative to, or more meaningful than, their most directly comparable GAAP financial measures or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Non-GAAP financial measures have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. Our computations of Adjusted EBITDA, Discretionary Cash Flow and Cash G&A may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA and Pro Forma Adjusted EBITDA to the most directly comparable GAAP financial measure for the period indicated (in thousands).

Three Months Ended December 31,
2022
Net income	$4,585
Interest expense, net	17,403
Income tax expense	475
Depreciation, depletion and amortization	37,209
EBITDA	$59,672
Non-cash share-based compensation expense	4,303
Losses on unsettled derivative instruments	19,017
Change in fair value of warrant liability	180
One-time transaction costs	9,922
Adjusted EBITDA	$93,094
Brigham Minerals EBITDA October 1 to December 28	76,367
Pro Forma Adjusted EBTIDA	$169,461

The following table presents a reconciliation of Discretionary Cash Flow and Pro Forma Discretionary Cash Flow to the most directly comparable GAAP financial measure for the period indicated (in thousands).

Three Months Ended December 31,
2022
Cash flow from operations	$(6,115)
Interest expense, net	17,403
Income tax expense	475
Deferred tax benefit	1,014
Changes in operating assets and liabilities	71,522
Amortization of deferred financing costs and long-term debt discount	(1,127)
One-time transaction costs	9,922
Adjusted EBITDA	$93,094
Less:
Cash interest expense	15,641
Cash taxes	—
Discretionary Cash Flow	$77,453
Brigham Minerals Discretionary Cash Flow October 1 to December 28	66,799
Pro Forma Discretionary Cash Flow	$144,252

The following table presents a reconciliation of Cash G&A to the most directly comparable GAAP financial measure for the period indicated (in thousands).

Three Months Ended December 31,
2022
General and administrative expense	$18,182
Less:
Non-cash share-based compensation expense	4,303
One-time transaction costs	9,922
Cash G&A	$3,957

About Sitio Royalties Corp.

Sitio is a shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across premium basins, with a diversified set of top-tier operators. With a clear objective of generating cash flow from operations that can be returned to stockholders and reinvested, Sitio has accumulated over 260,000 NRAs through the consummation of over 185 acquisitions to date. More information about Sitio is available at www.sitio.com.

Forward Looking Statements

This new release contains statements that may constitute “forward-looking statements” for purposes of federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about certain future plans, expectations and objectives for the Company’s operations, including statements about strategy, synergies, certain levels of production, future operations, financial position, prospects, and plans. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance, and financial condition to differ materially from our expectations and predictions. See “Risk Factors” in Sitio’s Annual Report on Form 10-K, for the year ended December 31, 2022 and other publicly filed documents with the SEC for a discussion of risk factors that affect Sitio’s business. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Sitio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

IR contact:

Ross Wong

(720) 640–7647

IR@sitio.com